Exhibit 4.18

Non-Binding English Translation

of Hebrew Original

Bank Hapoalim

The Head Management

Business Division

Menachem Begin Road 23, Tel-Aviv 66183

Date: January 30, 2013

To:

Orbotech Ltd.

Re: Letter of Agreement

Ladies and Gentlemen,

WHEREAS,	Bank Hapoalim Ltd. (hereinafter—the “Bank”) has granted you and/or will grant you credit, documentary credit, various short term loans, overdraft facilities in a checking account, a current loan account or a different account, indemnification letters and other guarantees for you and/or for third parties or others, at your request and/or at the request of third parties, discounting of bills, extensions and various other banking reliefs and other various banking services (hereinafter collectively and severally—the “Banking Services”) and

WHEREAS,	For guaranteeing the payment of your debts and undertakings for and in connection with the Banking Services, you have created, inter alia, a first degree floating charge, for the benefit of the Bank, limited to the amount of $22,000,000 (twenty two million U.S. Dollars) over all of the assets, property and rights of any type and kind whatsoever, with no exception, that you now have and that you will have in the future, including without limitation, over all of your intellectual property rights, including in connection with registered or pending patents, and also a fixed charge over your goodwill and your rights for exemption and/or relief and/or discount in taxes, all in accordance with that certain debenture dated October 21, 2010 which was registered with the Registrar of Companies as charge number 10 (hereinafter—the “Debenture” and the “Referenced Charge”, as applicable); and

WHEREAS,	You have asked the Bank to agree to cancel the Referenced Charge, this upon fulfillment of the conditions set forth in this Letter of Agreement;

NOW THEREFORE, at your request we hereby confirm the following:

We will be willing to agree to cancel the Referenced Charge and to deliver to you an appropriate letter of cancellation (including an appropriate notice to the Registrar of Companies regarding the cancelation of the Referenced Charge), provided that all of the following conditions will be met:

1.      Receipt of a similar agreement from Discount Bank, for whose benefit you have also created a floating charge over your assets and rights and which has been registered with the Registrar of Companies as charge number 9, provided such agreement shall not contradict our agreement herein.

2.      The removal of the Referenced Charge shall not derogate from any right and/or remedy the Bank has under law and/or any document, and all rights of the Bank pursuant to other obligations that were made for its benefit by you and/or on your behalf, will remain in full force and effect and unchanged.

3.      The Bank will not have had until the Effective Date (as defined hereinafter), pursuant to any terms and provisions of the documents which you have signed and/or which you will have signed for the benefit of the Bank until the Effective Date, a right to demand immediate repayment of any amount which it is entitled to or which it will be entitled to from you according to any such documents with respect to the Banking Services.

4. You shall sign for the benefit of the Bank a Letter of Undertaking, in the form attached hereto as Appendix A.

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This letter is effective until and no later than March 31, 2013 (hereinafter—the “Effective Date”), if all conditions detailed above are not met by the Effective Date, the agreement pursuant to this letter will be automatically cancelled. If the conditions detailed in Sections 1-4 above are met by the Effective Date, the Bank will deliver to you an appropriate letter of cancellation (including an appropriate notice to the Registrar of Companies regarding the cancellation of the Referenced Charge in the form of Appendix B to this letter) and concurrently with the cancelation of the charge in the records of the Registrar of Companies, the Debenture will be deemed canceled.

Other than as explicitly provided in this letter (including the cancelation of the Debenture and the Referenced Charge), your obligations towards the Bank will remain unchanged, it will not derogate from any right and/or remedy the Bank has under law and/or any document, and all rights of the Bank pursuant to other guarantees which have been provided or that will be provided for the benefit of the Bank by you and/or on your behalf, will remain in full force and effect and unchanged.

Sincerely,

/s/
Bank Hapoalim Ltd.
Head Management

/s/
A. Kirmair N. Ben Meshulam

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Appendix B

Head Management
Business Division
Industry, Capital Market and High Tech Sector

Menachem Begin Road 23 St. Tel-Aviv
Date: February 14, 2013

To:

The Registrar of Companies

Post Office Box 28178

Jerusalem 91281

Ladies and Gentlemen,

Re: Orbotech Ltd. Registration No. 520035213

Cancellation of Charge

Pursuant to the request of the above referenced company, we hereby confirm that we agree that in the records of the honorable Registrar a note will be written about the cancelation of the registration of the charge that the company created for the benefit of Bank Hapoalim Ltd., as follows:

Charge No.	Creation Date	Registration Date	Description of the Document
10	October 21, 2012	November 9, 2010	debenture

Sincerely,

Bank Hapoalim Ltd.
Head Management
/s/
A. Kirmair N. Ben Meshulam

cc: Orbotech Ltd.

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